United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2013

Date of Report (date of earliest event reported)

UTi Worldwide Inc.

(Exact name of Registrant as Specified in its Charter)

000-31869

(Commission File Number)

British Virgin Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

9 Columbus Centre, Pelican Drive	c/o UTi, Services, Inc.
Road Town, Tortola	100 Oceangate, Suite 1500
British Virgin Islands	Long Beach, CA 90802 USA

(Addresses of Principal Executive Offices)

562.552.9400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 17, 2013, UTi Worldwide Inc.’s (“Company”) subsidiary in Japan and Sumitomo Mitsui Banking Corporation (“Sumitomo”) entered into a Loan Agreement which provides for a Japanese Yen (JPY) 4,000,000,000 (or approximately USD 40.78 million based on exchange rates in effect as of this filing) term loan facility (“Japan Credit Facility”). The Japan Credit Facility replaces the subsidiary’s prior facility with Sumitomo. Amounts outstanding under the Japan Credit Facility bear interest at the three-month Tokyo Interbank Offered Rate plus 1.5%. Accrued interest is to be paid quarterly and the outstanding principal is due on October 21, 2014. Under the Japan Credit Facility, Sumitomo may request that the debtor consult with it and Sumitomo may review the interest rate charged under the facility if certain covenants, including a consolidated total debt coverage ratio, a debt service ratio, a provision regarding the ranking of payment obligations and a negative pledge provision are not complied with. The Company’s subsidiary may prepay the principal outstanding under the Japan Credit Facility upon 15 business days advance notice, subject to terms of the agreement. The Company and certain of its subsidiaries have provided a guarantee of the obligations under the Japan Credit Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTi Worldwide Inc.

Date: October 22, 2013	By:	/s/ Lance E. D’Amico
Lance E. D’Amico
Senior Vice President, Chief Legal Officer and Secretary